U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 28, 2008

AMIWORLD, INC.

(Exact name of small business issuer as specified in its charter)

Nevada	000-52742	20-5928518
(State or other jurisdiction	(Commission File Number)	(IRS Employer ID No.)
of incorporation)

60 E. 42nd Street, Suite 1225

New York, NY 10165

(Address of principal executive offices)

(212) 557-0223

(Issuer’s Telephone Number)

Item 1.01. Entry into a Material Definitive Agreement

          Effective June 19, 2008 our subsidiary company, Odin Petroil S.A. (“Odin”), entered into an agreement with FISS – Project Development Ltd., Colombia, South America (“FISS”), wherein FISS has agreed to construct an oil distillation tower at our oil refinery in Santa Marta, Colombia. The total price payable for this tower is estimated at $8.67 million (US), which shall be payable through the issuance of 800,000 shares of our Common Stock, plus cash payments of $2 million on September 30, 2008, with the remaining estimated cash payment of $2.67 million due upon completion of the project. Completion is anticipated to take place around the end of 2008. Contract change orders and/or extras may arise in the future changing the estimated amount of this contract.

          We expect that this project will allow us to increase production of our oil refinery by 70,000 barrels per month. The first phase of this project was completed June 27, 2008, which included an upgrade to our existing tower, oven, pumps and heat exchangers on our current refining tower. This upgrade increased our current capacity by 15,000 barrels per month, which brought our capacity from 30,000 barrels per month to 45,000 barrels per month.

          The second phase will involve the construction of a complete second distillation tower. This will include the construction of a new atmospheric distillation tower with its related accessories, including a Cummins Diesel Plant, boiler, pumps, and all related electrical and piping. FISS will also construct three storage tanks, each capable of storing 28,500 barrels of oil, and one storage tank capable of storing 28,500 barrels of diesel fuel. This will increase our capacity by 55,000 barrels per month, which will bring our current capacity from 45,000 barrels per month to 100,000 barrels per month.

          In addition, effective May 28, 2008, we entered into a Letter of Engagement and Stock Issuance Agreement with Trilogy Capital Partners, Inc. (“Trilogy”) to provide us with investor relations services. Our Board of Directors ratified this action on June 20, 2008. The agreements provide for an initial term of 12 months, but may be terminated by us after the sixth month upon thirty (30) days notice if we are not satisfied with the service being provided. The objective of our agreement with Trilogy is to develop and implement a proactive marketing program designed to increase investor awareness of our Company in the investment community. Trilogy will also be working with Prominence Capital LLC in the development of this program.

          Pursuant to the terms of the Letter of Engagement, we are obligated to pay Trilogy $15,000 per month for the initial six months of our agreement. If we elect to

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continue the agreement thereafter, payments of $15,000 per month shall continue until such time as the agreement is terminated or expires. We also agreed to issue an aggregate of 200,000 shares of our Common Stock. Of these shares, 100,000 is issuable immediately, with the balance of 100,000 shares to be held in escrow until January 1, 2009, and released if the agreement remains in place on the aforesaid date.

          The agreement also provides for us to budget a minimum of $150,000 to cover costs associated with the implementation of the investor relations program. The agreement also contains standard indemnification and confidentiality provisions. A copy of the agreements with Trilogy are attached hereto as Exhibit 10.13 and 10.14.

Item 3.02. Unregistered Sales of Equity Securities.

          Effective May 28, 2008, we issued an aggregate of 200,000 shares of our Common Stock in favor of Trilogy Capital Partners (“Trilogy”) pursuant to an Investor Relations Agreement that we executed with Trinity on May 28, 2008. Our Board of Directors ratified this action on June 20, 2008. Of these 200,000 shares, 100,000 are being held in escrow pursuant to the aforesaid agreement, to be released on January 1, 2009, provided the agreement is not terminated by us pursuant to the terms of the agreement prior to said date.

          In addition, effective June 19, 2008, we agreed to issue an aggregate of 800,000 shares of our Common Stock in favor of FISS as partial consideration for the construction of the oil distillation tower more fully described in Item 1.01, above.           We relied upon the exemption from registration afforded by Section 4/2 under the Securities Act of 1933, as amended, to issue the aforesaid shares.

Item 8.01. Other Events

          On June 20, 2008 we held our annual shareholder meeting at the Grand Hyatt Hotel in New York City. At the meeting our management discussed and explained the progress that we made on our business activities in Santa Marta, Colombia, including our oil refinery and biodiesel plants.

          At the meeting we advised that we began generating our initial revenues during the third fiscal quarter of 2007, when we generated an aggregate of $180,000 in revenues. During the fourth fiscal quarter of 2007 we generated $1,642,000 in revenues. In the

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initial fiscal quarter of 2008 we generated revenues of $2,466,423, incurring a loss of $156,486 (approximately $.01 per share).

          Management also announced that we had received revenues of approximately $2,579,000 as of June 20, 2008 for the second fiscal quarter of 2008 and that we expected total quarterly revenues of approximately $3.4 to $3.8 million for our second quarter. Management also advised that, while no assurances could be provided, we expect revenues to continue to rise throughout 2008 as a result of obtaining full production capacity at the petroleum refinery, as well as due to an increased customer base. It was announced that we expected revenues to increase to $30 to $40 million per quarter by the fourth fiscal quarter in 2008, with per share earnings of approximately $.50 to $.75 in 2008. These results are contingent upon our ability to achieve the production and sales capacities we anticipate, the successful expansion of our plant and on market conditions.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

The following exhibits are included herewith:

Exhibit No.	Description

10.13	Letter of Engagement with Trilogy Capital Partners, Inc.

10.14	Stock Issuance Agreement with Trilogy Capital Partners, Inc.

10.15	Agreement between FISS – Project Development Ltd. and Odin Petroil S. A.

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SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 2, 2008

AMIWORLD, INC.
(Registrant)

By:s/Mamoru Saito________________ Mamoru Saito, Chief Executive Officer

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